Exhibit 10.1

OFFICEMAX INCORPORATED

2006 Annual Incentive Award Agreement

This Annual Incentive Award (the “Award”) is granted on February 9, 2006 (the “Award Date”), by OfficeMax Incorporated (“OfficeMax”) to <<insert name >> (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan (the “Plan”) and pursuant to the following terms:

1.                                       The Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan.

2.                                       For purposes of this Award, the following terms shall have the meanings stated below.

2.1.                              “Award Period” means the 2006 fiscal year.

2.2.                              “Base Salary” means your annual pay rate in effect at the end of the Award Period, without taking into account (a) any amounts deferred pursuant to an election under any 401(k) plan, pre-tax premium plan, deferred compensation plan, or flexible spending account sponsored by OfficeMax or any subsidiary, (b) any incentive compensation, employee benefit, or other cash benefit paid or provided under any incentive, bonus or employee benefit plan sponsored by OfficeMax or any subsidiary, or (c) any excellence award, gains upon stock option exercises, restricted stock grants or vesting, moving or travel expense reimbursement, imputed income, or tax gross-ups, without regard to whether the payment or gain is taxable income to you.

2.3.                              “EBIT Dollars” means OfficeMax’s earnings from operations before interest and taxes, as calculated by OfficeMax in its sole discretion.

2.4.                              “Net Sales” means the gross sales or revenues less returns, allowances, rebates, and coupons for OfficeMax, as calculated by OfficeMax in its sole discretion.

2.5.                              “Performance Goals” means EBIT Dollars, Return on Sales and Sales Growth.

2.6.                              “Return on Sales” (ROS) means the ratio of reported operating profit to reported Net Sales, expressed as a percentage, for OfficeMax during the Award Period, as calculated by OfficeMax in its sole discretion.

2.7.                              “Sales Growth” means the percentage change in overall same location Net Sales for OfficeMax during the Award Period, adjusted for store closures, store openings, acquisitions, divestitures, and changes in fiscal periods, as calculated by OfficeMax in its sole discretion.

3.                                       Your target award percentage is <<insert >> % of your Base Salary.

4.                                       Your Award will be calculated based on the Performance Goals, as follows:

4.1.                              Payout. Each Performance Goal as a percent of target is weighted as follows: EBIT Dollars 50%, ROS 25%, Sales Growth 25%. Using the payout charts attached as Exhibit 1, a payout multiple will be identified for each Performance Goal.

4.2.                              General Terms. Payout multiples between numbers indicated on Exhibit 1 will be calculated using straight-line interpolation. Notwithstanding the Performance Goals and formulas set forth above, no award will be earned or paid for the Award Period unless OfficeMax has net income for the Award Period, as calculated by OfficeMax in its sole discretion.

5.                                       This Award will be paid in cash.

6.                                       If you terminate employment before December 31, 2006, your Award will be treated as follows:

6.1.                              If your termination of employment is a direct result of the sale or permanent closure of any facility or operating unit of OfficeMax or any subsidiary, or a bona fide curtailment, or a reduction in workforce, as determined by OfficeMax in its sole discretion, and you execute a waiver/release in the form required by OfficeMax, you will receive a pro rata Award, if an Award is paid, based on the number of days during the Award Period that you were employed and eligible over 365.

6.2.                              If your termination of employment is a result of your death or total and permanent disability, you will receive a pro rata Award, if an Award is paid, calculated as provided in paragraph 6.1.

6.3.                              If, at the time of your termination, you are at least age 55 and have at least 10 years of employment with OfficeMax, you will receive a pro rata Award, if an Award is paid, calculated as provided in paragraph 6.1.

6.4.                              Except as described in paragraphs 6.1, 6.2 and 6.3, you must be employed by OfficeMax or its subsidiary on the last day of the Award Period to be eligible to receive payment of an Award. If you terminate employment for any reason other than as described in paragraph 6.1, 6.2 or 6.3, whether your termination is voluntary or involuntary, with or without cause, you will not be eligible to receive payment of any Award for 2006.

7.                                       The Committee reserves the right to reduce or eliminate the Award, whether or not the Performance Goals have been met.

8.                                       In the event of a Change in Control (as defined in the Plan) prior to December 31, 2006, the provisions of the Plan shall apply.

You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before April 15, 2006, or the Award will be forfeited. Return your executed Agreement to:  Pam Delaney, OfficeMax, 150 E Pierce Road, Itasca, IL 60143, or fax your signed form to 630-438-2460.

OfficeMax Incorporated	Awardee

By: